Exhibit 99.1

CarParts.com, Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

TORRANCE, Calif. – January 16, 2025 – CarParts.com, Inc. (Nasdaq: PRTS), a leading e-commerce provider of automotive parts and accessories, today announced that it has received notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Nasdaq's minimum bid price requirement under Listing Rule 5550(a)(2).

The Company received written notification from Nasdaq on January 16, 2025, stating that because the Company's shares had a closing bid price at or above $1.00 per share for 10 consecutive business days, from December 30, 2024 to January 14, 2025, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

"Regaining compliance with Nasdaq's minimum bid price requirement represents an important milestone for CarParts.com and reflects the market's growing recognition of our operational execution and business potential," said David Meniane, CEO of CarParts.com, Inc. "We remain focused on creating long-term shareholder value through our strategic initiatives and commitment to operational excellence in serving our customers with high-quality automotive parts and accessories."

About CarParts.com, Inc.
CarParts.com, Inc. is a technology-driven eCommerce company offering over 1 million high-quality automotive parts and accessories. Operating for over 25 years, CarParts.com has established itself as a premier destination for drivers seeking repair and maintenance solutions. Our commitment lies in placing the customer at the forefront of our operations, evident in our easy-to-use, mobile-friendly website and app. With a commitment to affordability and customer satisfaction, CarParts.com simplifies the automotive repair process, aiming to eliminate the uncertainty and stress often associated with vehicle maintenance. Backed by a robust company-operated fulfillment network, we ensure swift delivery of top-quality parts from leading brands to customers across the nation.

At CarParts.com, our global team is united by a shared vision: Empowering Drivers Along Their Journey.

CarParts.com is headquartered in Torrance, California.

Investor Relations:
Ryan Lockwood
IR@carparts.com